Exhibit 10.22

6901 Professional Parkway E. Sarasota, FL 34240	Telephone (941) 556-2601 Fax (941) 556-2670

Sent via Electronic Mail

August 18, 2011

Mr. Neil Hunn
1015 Lillian Drive
Alpharetta, GA 30004

Re: Offer Letter of Employment

Dear Neil:

This letter is to confirm our offer of employment to join Roper Industries Inc. (“Roper” of the “Company”) as Group Vice President. You will report to the undersigned. While a start date needs to be finalized, we would like you to join the Company by September 28, 2011.

Compensation:

•	Your base salary will be $525,000 per year. Your performance will be measured and reviewed on an annual basis. The first such review will be in January 2013.

•	Your annual bonus eligibility will be up to 100% of your base salary, with your 2012 bonus period eligible for payment within the first quarter of 2013.

•
You will receive an equity award of 12,000 stock options (vest in equal annual installments over 3 years, with first vesting period occurring on September 30, 2012) and 6,000 restricted shares (cliff vesting in 3 years) after your start date.

•	You will receive a one-time sign-on equity award as follows:

•	Participation in the Roper Stock Option program, with 20,000 options at time of hire (cliff vest in 3 years).

•	You will receive 10,000 restricted shares at time of hire (cliff vest in 3 years).

•	The one-time sign-on equity awards will vest on a cliff vesting schedule on September 30, 2014, contingent upon a start date prior to September 30, 2011.

•
If your employment is terminated by Roper without “cause” (as hereinafter defined) or due to your death or permanent disability prior to the 3rd anniversary of your start date, these sign-on options and shares will immediately vest on a pro-rata basis on the termination date.

Employee Benefits:

•
You will be eligible for all Company employee benefits available to Roper’s corporate officers including disability, health, dental, vision, life insurance, a 401-K Plan and a non-qualified deferred compensation plan. The Company will make base and matching contributions of up to 7-1/2 % of your salary as part of these plans based on your participation. Details of these and other benefits will be provided in materials that will be sent to you. Coverage will commence on your start date with Roper to the extent permitted under the applicable plans.

August 18, 2011
Neil Hunn

•	Customary vacation, holidays and sick leave and business expense reimbursement will be provided as per Company policy.

•	An Executive Financial Planning allowance will be provided for an advisor of your choice with accreditations: CPA, CFA or JD.

Auto Car Allowance:

•	Roper will lease an automobile of your choice under its corporate program.

Relocation:

•
Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation and will provide reasonable temporary accommodations per Roper’s policy for executives until your relocation. In addition, you will receive an $8,000 lump sum payment as part of the relocation program.

Severance:

•
If Roper terminates your employment without cause (as used herein, “cause” shall mean your commission of any crime involving the funds or the assets of the Company, your willful breach of the Company’s ethical and other policies and guidelines of conduct applicable to you, your personal conduct or misbehavior which is substantially detrimental or threatening to the reputation, prospects, welfare or security of the Company, or your continued non-performance of duties in the manner requested by the Chief Executive Officer after written notice thereof), you will be entitled to receive one year’s severance (monthly installments) equal to your then-current monthly base salary plus 1 year of medical benefit coverage.

Please feel free to contact Greg Anderson, Vice-President, Human Resources to address any further questions that you may have about your transition to Roper.

Neil, we look forward to you joining the Roper team.

Sincerely yours,

/S/ Brian D. Jellison
Brian D. Jellison
Chairman, President & Chief Executive Officer

Accepted by:

/S/ Neil Hunn
Neil Hunn

Date: August 26, 2011